Exhibit 99.1

October 25, 2007

Investors May Contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Reporters may contact:

Bob Stickler, Bank of America 1.704.386.8465

Robert.Stickler@bankofamerica.com

Bank of America Changes GCIB Leadership to Position Unit for Future Growth

Strategic review launched

Other initiatives to eliminate 3,000 positions across the company

CHARLOTTE — Bank of America today announced that Brian Moynihan has been named President of Global Corporate and Investment Banking (GCIB) as the company moves to position that unit for future profitable growth.

The company also said that in the wake of disappointing third quarter results in its capital markets businesses, it has launched a strategic review of GCIB to determine how it can operate more effectively while continuing to meet client financial needs.

In light of market conditions and strategic imperatives, Bank of America is also eliminating approximately 3,000 positions in various units across the company, representing less than 2 percent of total employment at Bank of America. The majority of these are GCIB-related, spread through Business Lending, Treasury Services and Capital Markets and Advisory Services as well as supporting infrastructure.

“While some of these changes are a direct result of our underperformance, others have been contemplated for a number of months as we looked at how we could operate more effectively,” said Kenneth D. Lewis, chairman and chief executive officer. “I want to emphasize that the vast majority of our company is performing quite well and we continue to invest in a number of those businesses to support future growth. However, we recognize that there are areas where we need to improve and are moving decisively toward that goal.

“The repositioning we are implementing will improve performance going forward while remaining committed to providing our commercial, corporate and institutional clients with the financial products and services they need to run their organizations effectively,” he added. “We must have a platform that operates profitably for both our company and our clients.”

Moynihan, who has headed Global Wealth and Investment Management at Bank of America since 2004, will be headquartered in New York City. He succeeds Gene

Taylor, who is retiring at the end of the year after a distinguished 38-year career with the company. Taylor is staying on to help Moynihan with the transition.

“Gene Taylor has been one of our most valuable contributors,” Lewis said. “He has taken on every challenge we have thrown at him from assimilating acquisitions to running multiple lines of business. His unwavering eye on the customer and his ability to bring the best out of the various teams he has led have inspired many of us over the years. We will miss him.”

Keith Banks, president of Columbia Management, Bank of America’s asset management organization, has been named President of Global Wealth and Investment Management. He will be headquartered in Boston. He becomes one of the executive officers of Bank of America Corporation. His successor will be named shortly.

Biographies of Executives

Brian Moynihan, 48, has been responsible for Global Wealth and Investment Management that includes Premier Banking & Investments, which delivers financial solutions through full-service banking, brokerage and investment products to affluent clients; U.S. Trust, Bank of America Private Wealth Management, which provides investment, trust, integrated banking and lending services to wealthy and ultra wealthy clients; and Columbia Management and affiliates, which have more than $710 billion in assets under management and furnish investment management services and products for institutional and individual investors.

Moynihan continues to report to Lewis and be a member of the corporation’s Management Committee. He also chairs Bank of America’s Global Diversity and Inclusion Council and is an executive champion of its Disabilities Affinity Group for Bank of America associates.

Moynihan joined Bank of America in 2004, following Bank of America’s merger with FleetBoston Financial. At Fleet, he led Brokerage & Wealth Management after leading Fleet’s Internet strategy. Before that, he directed the corporation’s strategic development for six years, overseeing all mergers and acquisitions. He joined Fleet Financial Group in April 1993 as Deputy General Counsel.

Keith Banks, 51, has been president and chief investment officer of Columbia Management, Bank of America’s asset management organization. Previously, he served as chief executive officer and chief investment officer of FleetBoston Financial’s asset management organization.

Prior to joining Fleet, Banks was a managing director and head of U.S. equity for J.P. Morgan Investment Management for four years, responsible for overseeing $125 billion in assets under management. During his 16-year career at J.P. Morgan, Banks served as global head of research and before that head of U.S. equity research. He joined that firm as an equity research analyst.

About Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 57 million consumer and small business relationships with more than 5,700 retail banking offices, more than 17,000 ATMs and award-winning online banking with more than 23 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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